EXHIBIT 3.1

AMENDMENT AND RESTATEMENT OF
ARTICLE II, SECTION 6
OF
THIRD AMENDED AND RESTATED BYLAWS
OF
PACIFIC SUNWEAR OF CALIFORNIA, INC.

     Section 6. Voting. Unless a record date for voting purposes be fixed as provided in Section 1 of Article V of these Bylaws, then, subject to the provisions of Sections 702 and 704, inclusive, of the CGCL (relating to voting of shares held by a fiduciary, in the name of a corporation, or in joint ownership) only persons in whose names shares entitled to vote stand on the stock records of the corporation at the close of business on the business day next preceding the day on which notice of the meeting is given or if such notice is waived, at the close of business on the business day next preceding the day on which the meeting of shareholders is held, shall be entitled to vote at such meeting, and such day shall be the record date for such meeting. Such vote may be viva voce or by ballot; provided, however, that all elections for directors must be by ballot upon demand made by a shareholder at any election and before the voting begins. If a quorum is present, except with respect to election of directors, the affirmative vote of the majority of the shares represented at the meeting and voting on the matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the CGCL or the Articles of Incorporation. Subject to the requirements of the next sentence and any provision contained in the Articles of Incorporation, every shareholder entitled to vote at any election for directors shall have the right to cumulate its votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which its shares are entitled, or to distribute its votes on the same principle among as many candidates as such shareholder shall think fit. No shareholder shall be entitled to cumulate votes unless the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the meeting, and any shareholder has given notice at the meeting prior to the voting of such shareholder’s intention to cumulate its votes. The candidates receiving the highest number of votes of shares entitled to be voted for them, up to the number of directors to be elected, shall be elected.